Exhibit 5.1

August 6, 2008

Orchids Paper Products Company

4826 Hunt Street

Pryor, Oklahoma 74361

Ladies and Gentlemen:

We have acted as special counsel to Orchids Paper Products Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 200,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share, issuable under the Orchids Paper Products Company Stock Incentive Plan (the “Plan”).

In connection herewith, we have examined:

(1) the Plan;
(2) the forms of award under the Plan; and
(3) the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation attached as Exhibit 3.1 to the Registration Statement, the Certificate of Amendment to Amended and Restated Certificate of Incorporation attached as Exhibit 3.1.1 to the Registration Statement and the Amended and Restated Bylaws attached as Exhibit 3.2 to the Registration Statement and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records, and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we relied without independent investigation as to matters of fact upon certificates of public officials and

Orchids Paper Products Company

August 6, 2008

upon representations made in or pursuant to the Registration Statement and certificates of appropriate representatives of the Company.

In addition, in our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the issuance and sale of the Shares.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Plan and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware.

This opinion letter is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the Commission. We do not give any opinion except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

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Very truly yours,

/s/ Bryan Cave LLP